UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 16, 2007

OKLAHOMA GAS AND ELECTRIC COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Oklahoma

(State or Other Jurisdiction of Incorporation)

1-1097	73-0382390

(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321

(Address of Principal Executive Offices)	(Zip Code)

405-553-3000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On February 16, 2007, OGE Energy Corp., the parent company of Oklahoma Gas and Electric Company (the “Company”), issued a press release describing OGE Energy Corp.’s consolidated financial results for the quarter and year ended December 31, 2006, which is furnished as Exhibit 99.01 and incorporated herein by reference. As described in the press release, the Company, a regulated electric utility, reported net income of approximately $149.3 million for the year ended December 31, 2006, compared to net income of approximately $129.7 million for the year ended December 31, 2005. As described in the press release, the Company reported a net loss of approximately $1.0 million for the fourth quarter of 2006, compared to net income of approximately $2.3 million for the fourth quarter of 2005. For further information, see the press release attached as Exhibit 99.01.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description

99.01	Press release dated February 16, 2007, announcing OGE
Energy Corp. Announces 2006 Results, 2007 Outlook.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OKLAHOMA GAS AND ELECTRIC COMPANY
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller – Chief Accounting Officer

February 16, 2007

Exhibit 99.01

OGE Energy Corp. Announces 2006 Results, 2007 Outlook

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex Inc., today reported earnings from continuing operations of $2.45 per diluted share in 2006, compared with earnings from continuing operations of $1.77 per diluted share in 2005.

Including results from discontinued operations at Enogex, OGE Energy recorded earnings of $2.84 per diluted share for 2006. In 2005, including results from discontinued operations, the company reported earnings of $2.32 per diluted share.

In 2006, OG&E reported net income of $149 million and contributed $1.62 in diluted earnings per share, compared with net income of $130 million, or $1.43 per diluted share in 2005. Enogex reported income from continuing operations of $78 million, or $0.84 in diluted earnings per share in 2006, compared with income from continuing operations of $40 million, or $0.44 in diluted earnings per share for 2005.

“We are pleased to report record earnings,” said Steven E. Moore, OGE Energy chairman and CEO. “But as we celebrate, we also look ahead to our $3.3 billion plan to expand capacity, increase reliability and improve environmental performance in our utility business as we also pursue growth for our pipeline operations. As always, the key to our continued success is our ability to overcome the challenges we face in balancing cost and service for our customers alongside appropriate risk and returns for our shareowners.”

For the three months ended Dec. 31, 2006, OGE Energy reported earnings from continuing operations of $0.24 per diluted share, compared with earnings from continuing operations of $0.19 per diluted share in the fourth quarter of 2005. Including results from discontinued operations, fourth-quarter 2006 earnings were $0.24 per diluted share, compared with $0.62 per diluted share in the year-ago quarter.

Financial results improved in the fourth quarter of 2006 primarily due to a 20 percent increase in gross margins at Enogex, the company’s natural gas pipeline business, partially offset by lower margins at OG&E, the regulated electric utility, which made a year-end adjustment for fuel-related costs during 2006. Financial results for Enogex for the fourth quarter of 2005 also included $38.8 million of discontinued operations, including a gain from an asset sale.

Discussion of full-year 2006

OGE Energy reported consolidated operating revenues of $4.0 billion in 2006, compared with $5.9 billion in 2005. The decrease in revenues was primarily due to a lower level of trading activity due to a shift in strategy in Enogex’s marketing business. Gross margin on revenues was $1.1 billion in 2006, compared with $969 million in 2005. Operating income was $433 million in 2006, compared with $322 million in 2005. Net income was $262 million in 2006, compared with $211 million in 2005.

OG&E reported operating revenues of $1.75 billion in 2006, compared with $1.72 billion in 2005. Gross margin on revenues at OG&E was $796 million, compared with $727 million in 2005. OG&E’s increase, $1.62 in diluted earnings per share in 2006 compared with $1.43 per diluted share in 2005, reflects higher electric rates, customer growth and more favorable weather during 2006, partially offset by higher expenses for operations, maintenance, and interest.

Enogex reported operating revenues of $2.4 billion in 2006, compared with $4.3 billion in 2005. Gross margin on revenues at Enogex was $307 million, compared to $242 million in 2005. Earnings from continuing operations at Enogex, $0.84 per diluted share in 2006 compared to $0.44 per diluted share in 2005, were higher primarily due to a 27 percent increase in gross margins, a result of favorable commodity prices and processing spreads, higher volumes and the timing associated with hedging gains in the marketing business.

The holding company posted a loss of $0.01 per share to OGE Energy’s consolidated results in 2006, compared with a loss of $0.10 per share in 2005. The improvement was primarily due to higher income tax benefits in 2006.

Discussion of Fourth Quarter 2006

OGE Energy reported consolidated operating revenues of $831 million in the fourth quarter, compared with $1.6 billion a year earlier. The fourth-quarter gross margin on revenues was $216 million, compared with $209 million in the year-earlier quarter. Operating income was $43 million in the fourth quarter, compared with $39 million in the year-earlier quarter.

OG&E posted a net loss $1.0 million, or $0.01 per diluted share to OGE Energy’s consolidated fourth-quarter results, compared with net income of $2.3 million, or $0.03 per diluted share for the fourth quarter a year ago. The decline was due primarily to a lower gross margin on revenues, $129 million, compared with $138 million in the fourth quarter of 2005. Customer growth and higher electric rates resulted in higher revenues, offset by a $26.7 million reduction in revenues (approximately $16.7 million of net income) stemming from collections of fuel-related costs under approved tariffs during 2006 in excess of amounts intended by the Oklahoma Corporation Commission in its rate increase order of December 2005. In January 2007, OG&E voluntarily filed revised tariffs that will cause the excess amounts to be credited to customers in 2007 and 2008 and will reduce OG&E’s recoveries going forward to the level intended by the Oklahoma Corporation Commission in its December 2005 order.

Enogex posted income from continuing operations of $23 million, or $0.25 per diluted share to OGE Energy’s consolidated fourth-quarter results, compared with income from continuing operations of $17 million, or $0.18 per diluted share for the fourth quarter a year ago. Fourth-quarter gross margin on revenues was $86 million, compared with $72 million a year earlier. The increase was primarily due to higher gathered volumes and favorable processing spreads in the gathering and processing business and higher demand fees in the transportation and storage business, partially offset by lower margins in the marketing business.

Holding company results were flat in the fourth quarter, compared to a loss of $0.02 per share in the 2005 quarter, primarily due to lower interest expenses.

2007 Outlook

OGE Energy reaffirms its consolidated earnings guidance for 2007 at $2.30 - $2.50 per diluted share, previously reported with third-quarter 2006 results, but is currently projecting earnings to be toward the lower half of the range. The guidance assumes approximately 92.5 million average diluted shares outstanding, normal weather for 2007, sales growth at OG&E of approximately 2 percent, and excludes any gains on asset sales.

The 2007 guidance continues to include:

o	OG&E: $1.67 - $1.75 per diluted share on net income of $154-162 million.

o	Enogex: $0.68 - $0.78 per diluted share on net income of $63-72 million.

o	Holding co.: loss of $0.03 - $0.05 per diluted share on a net loss of $3-4 million.

More detailed information on the Company’s 2007 outlook is provided in its Annual Report on Form 10-K for the year ended Dec. 31, 2006, which is being filed today with the Securities and Exchange Commission.

Conference Call Webcast

OGE Energy will host a conference call for discussion of the results and the outlook for 2007 on Friday, Feb. 16, at 8 a.m. CST. The conference, hosted by James R. Hatfield, senior vice president and CFO, will be available through www.oge.com.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 755,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma.

Some of the matters discussed on this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures; OGE Energy Corp.’s (collectively, with its subsidiaries, the “Company”) ability and the ability of its subsidiaries to obtain financing on favorable terms; prices and availability of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other; business conditions in the energy industry; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; federal or state legislation and regulatory decisions (including the approval of future regulatory filings with the Oklahoma Corporation Commission (“OCC”) or the Arkansas Public Service Commission (“APSC”) related to its proposed construction of a new power plant and the outcome of Oklahoma Gas and Electric Company’s (“OG&E”) current Federal Energy Regulatory Commission (“FERC”) audit) and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws and regulations that may impact the Company’s operations; changes in accounting standards, rules or guidelines; the discontinuance of regulated accounting principles under Financial Accounting Standards Board Statement of Financial Accounting Standard (“SFAS”) No. 71, “Accounting for the Effects of Certain Types of Regulation”; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company’s nonregulated business compared with the Company’s regulated utility business; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission.

*Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
financial and statistical data
(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31	
	2006	2005	2006	2005
	(In millions)			
ELECTRIC UTILITY				
Operating revenues by classification				
Residential	$ 114.2	$ 138.0	$ 698.8	$ 663.6
Commercial	81.3	98.9	428.3	418.9
Industrial	68.6	97.0	345.0	355.6
Public authorities	32.9	45.6	171.0	173.1
Sales for resale	14.0	19.5	65.4	67.7
Provision for rate refund	(0.9)	0.1	(0.9)	(2.0)
System sales revenues	310.1	399.1	1,707.6	1,676.9
Off-system sales revenues	0.4	1.0	2.7	4.9
Other	7.8	12.6	35.4	38.9
Total operating revenues	$ 318.3	$ 412.7	$ 1,745.7	$ 1,720.7
Sales of electricity - MWH (a) sales by classification				
Residential	1.8	1.7	8.7	8.5
Commercial	1.4	1.4	6.2	6.0
Industrial	1.7	1.8	7.1	7.2
Public authorities	0.7	0.7	2.9	2.8
Sales for resale	0.3	0.4	1.5	1.5
System sales	5.9	6.0	26.4	26.0
Off-system sales	-	0.1	-	0.1
Total sales	5.9	6.1	26.4	26.1
Number of customers	754,840	745,493	754,840	745,493
Average cost of energy per KWH (b) - cents				
Fuel	2.616	2.924	3.040	3.011
Fuel and purchased power	2.973	3.093	3.398	3.300
Degree days				
Heating				
Actual	1,150	1,289	2,746	3,159
Normal	1,403	1,403	3,631	3,631
Cooling				
Actual	94	128	2,485	2,163
Normal	61	61	1,911	1,911
NATURAL GAS PIPELINE				
Operating revenues (before intercompany eliminations)	$ 529.8	$ 1,270.0	$ 2,367.8	$ 4,332.4
Operating income	$ 41.6	$ 28.7	$ 138.8	$ 89.6
Net income	$ 23.1	$ 55.5	$ 113.5	$ 89.8
Net cash provided from operating activities	$ 57.8	$ 208.9	$ 131.6	$ 235.1
Capital expenditures from continuing operations	$ 16.9	$ 9.5	$ 67.1	$ 34.8
New well connects (c)	52	63	206	223
Gathered volumes - Tbtu/d (d)	1.00	0.95	0.98	0.92
Incremental transportation volumes - Tbtu/d	0.41	0.43	0.46	0.39
Total throughput volumes - Tbtu/d	1.41	1.38	1.44	1.31
Natural gas processed - Tbtu/d	0.56	0.50	0.54	0.52
Natural gas liquids sold (keep-whole) - million gallons	64	52	244	219
Natural gas liquids sold (purchase for resale) - million gallons	36	19	113	77
Natural gas liquids sold (percentage of liquids) - million gallons	4	4	14	15
Total natural gas liquids sold - million gallons	104	75	371	311
Average sales price per gallon	$ 0.868	$ 0.960	$ 0.901	$ 0.847

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Excludes wells behind central receipt points.
(d) Trillion British thermal units per day.